OTCQX: DYNR WWW.DYNARESOURCE.COM

DynaResource Announces Results of its 2025 Annual Meeting of Stockholders

IRVING, TX / June 24, 2025 / DYNR - DynaResource, Inc. (OTCQX:DYNR) (“DynaResource”, or the “Company”) today announced the results of its 2025 annual meeting of stockholders (the “Annual Meeting”) that was held on June 23, 2025 at 12:00 p.m. Central Time.

As reported in its Current Report on Form 8-K filed today, at the Annual Meeting, the Company’s stockholders elected Oscar Cabrera, Dr. Quinton Hennigh, Brent Omland, Rohan Hazelton, Dale Petrini and Maria Virginia Anzola to serve as Class I Directors and Phillip A. Rose to serve as the Class II Director until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Additionally, at the Annual Meeting, the Company’s stockholders ratified the appointment of Davidson & Company LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

"We are pleased that all the proposals passed successfully at our Annual Meeting of Stockholders,” stated Rohan Hazelton, President & CEO of DynaResource. “On behalf of DynaResource, Inc., our Board and the management team, I would like to personally thank all of our stockholders for taking the time to vote and I look forward to continuing to grow and build value for the Company.”

“I would like to take this opportunity to thank Mr. K.W. Diepholz for his contributions to the Company while serving on the Board of Directors for 25 years. Not only a member of the Board, Mr. Diepholz has served in a variety of capacities with DynaResource, Inc. from 1994 to the present, as Chairman of the Board, President, CFO, and Treasurer. Mr. Diepholz was not only an employee but a founding member of the Company as he was instrumental in the negotiations of the acquisition of San Jose de Gracia. On behalf of the leadership team, I would like to wish him all the best in his future endeavors but also as a supportive major shareholder, I look forward to working with him in a different capacity.”

“I would also like to formally welcome Mr. Oscar Cabrera to the Board of Directors. Mr. Cabrera has over 25 years of experience as an equity analyst, covering the metals and mining industry for bulge bracket investment banks and Canadian financial institutions, including Goldman Sachs, Merrill Lynch Canada and CIBC World Markets. He obtained recognition for industry thought leadership, fundamental commodity analysis and strong industry relationships, which has led to advisory roles for public and private mining companies, including Nexa Resources S.A. and Karst Capital Partners. He also participated in the vetting of and advising on primary and secondary offerings in Canada, the U.S. and Europe. Mr. Cabrera recently served as an independent director and Chair of Sierra Metals Inc. He holds an MBA from York University, an M Eng. in Structural Engineering from the University of Toronto and a B. Sc in Civil Engineering from the Instituto Tecnológico y de Estudios Superiores de Monterrey. Mr. Cabrera is a Canadian Citizen, originally from Mexico. Mr. Cabrera’s experience in the mining sector with a history of industry involvement, familiarity with the capital markets and fluency in Spanish and English make him a great addition to our Board to help take us to the next phase of growth for the Company.”

About DynaResource
DynaResource is a junior gold mining producer trading on the OTCQX under the symbol “DYNR”. DynaResource is actively mining and expanding the historic San Jose de Gracia gold mining district in Sinaloa, Mexico.

On behalf of the Board of Directors of DynaResource, Inc.
Rohan Hazelton
President & CEO

For Information on DynaResource, Inc. please visit www.dynaresource.com, or contact:

Investor Relations:
Katherine Pryde, Investor Relations Manager
+1 972-869-9400
info@dynaresource.com